Exhibit 99.2

TPG SPECIALTY LENDING, INC.
888 7th Avenue, 4th Floor
New York, NY  10019

April 4, 2014

VIA TELECOPIER and EMAIL

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, TX  77489
Attention:  James Brasher
Facsimile:  713-808-7810
Email:  sean.gore@globalgeophysical.com

Re:           Loan Statement

Ladies and Gentlemen:

Reference is made to (a) the Financing Agreement, dated as of September 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among Global Geophysical Services, Inc., a Delaware corporation (“Company”) and certain Subsidiaries of Company, as Guarantors, the Lenders from time to time party thereto, and TPG Specialty Lending, Inc., as administrative agent for the Lenders (in such capacity, “Administrative Agent”), as collateral agent for the Lenders (in such capacity, “Collateral Agent”, and together with the Administrative Agent, each an “Agent” and collectively, the “Agents”), (b) the invoice, dated March 20, 2014 (the “Invoice”), from Cortland Capital Markets Services (on behalf of the Administrative Agent) to the Company. All capitalized terms used herein and not otherwise defined herein are used herein as defined in the Financing Agreement.

The Invoice provided that the amount of interest payable by the Company on March 31, 2014 was $2,221,850.31. As a result of the acceleration of the Obligations, the filing of the insolvency proceeding by the Company and the issuance of the related DIP financing bankruptcy court order, the interest rate (and the amount of the Obligations on which interest is calculated) changed, and, as a result, the amount of interest payable by the Company on March 31, 2014 changed to an amount not less than $2,295,817.44, resulting in a payment shortfall of $73,967.13 (the “Shortfall”). We have attached a spreadsheet detailing the calculation of this amount (the “Spreadsheet”) and request that the Shortfall be paid to the Administrative Agent promptly upon receipt of this letter.

The Agents and Lenders expressly reserve all of their rights, powers, privileges and remedies under the Financing Agreement, the other Loan Documents and applicable law, including, without limitation, the right to charge interest at the default rate with respect to all Obligations.

Global Geophysical Services, Inc.
April  4, 2014

TPG SPECIALTY LENDING, INC., as
Administrative Agent

By:	/s/ PHIL WARREN________________________________
Name: Phil Warren
Title: Authorized Signatory

cc:	Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002-4495
Attention: Joe S. Poff
Facsimile: (713) 229-7710
Email: joe.poff@bakerbotts.com